SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

July 25, 2016

(Date of earliest event Reported)

NEXT GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-148987	20-3537265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Brickell Avenue, Suite 2200, Miami, FL, 33131
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 611-3622

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

NOTE ABOUT FORWARD LOOKING STATEMENTS

Most of the matters discussed within this report include forward-looking statements on our current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include the risks noted under “Item 1A Risk Factors.” We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 1.01. Entry into a Definitive Material Agreement.

On July 22, 2016, Next Group Holdings, Inc. (NXGH) announced that it had signed definitive Agreements with Dean Keatin Marketing, LLC (“DKM”), which completed the transaction to acquire a controlling interest (64% of shares) in Accent Intermedia LLC (“AIM”). AIM is a successful Stored Value Program Manager that has generated over $1 Billion of stored value activations through its PCI Compliant system and has been the go to FinTech (Financial Technology vertical) solution for the Internet Retailer 500.

A “Binding Term Sheet And Share Purchase Agreement” was signed on July 5, 2016 and a “Debt Purchase and Assignment Agreement” was signed on July 10, 2016. Certain additional conditions were required precedent to the completion of the transaction. These conditions , including sharing of financial documents and payment of $50,000.00 to Next Group Holdings, LLC were completed on July 19, 2016. All conditions have been completed and now we are able to issue the 8K filing.

AIM provides the support infrastructure that allows national brands to host Closed Loop (Gift Card) and Open Loop (Prepaid Debit / General Purpose Reload) card programs. AIM has developed its own in-house fraud prevention tool that reduces “card not present” fraud to less than 1%.

AIM currently provides infrastructure and program services to Harley Davidson, AMC Theatres, Super Valu, Applebee’s, IHOP and other industry leading companies.

Item 9.01. Financial Statements and Exhibits.

99.1	BINDING TERM SHEET AND SHARE PURCHASE AGREEMENT
99.2	DEBT PURCHASE AND ASSIGNMENT AGREEMENT
99.3	AIM – Jan 1, 2016 to June 30, 2016 Profit & Loss statement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2016	NEXT GROUP HOLDINGS, INC.

	By:	/s/ Arik Maimon
Arik Maimon
Chief Executive Officer

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